EXHIBIT 2.3


           LIST OF OMITTED SCHEDULES TO THE COMBINATION AGREEMENT


     The Registrant agrees to furnish supplementally a copy of the omitted schedules listed below to the Securities and Exchange Commission upon request.

Annex 1.1(a)            Knowledge of FEI

Annex 1.1(b)            Knowledge of PIE

Annex 3.19(a)           Certain Shareholders of FEI

Annex 5.2               Confidentiality Agreement

Annex 5.14              Selling Shareholders

Annex 6.2(c)            Opinion of Stoel Rives LLP

Annex 6.2(f)(i)         Directors of FEI

Annex 6.2(f)(ii)        Officers of FEI

Annex 6.3(c)            Opinions of PIE's counsel

Disclosure Schedule of FEI Company pursuant to Article III of the Agreement

Disclosure Schedule of Philips Industrial Electronics International B.V. pursuant to Article IV of the Agreement